Exhibit 99.1

Sabine Royalty Trust

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR FEBRUARY

Dallas, Texas, February 4, 2016 – Southwest Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.13361 per unit, payable on February 29, 2016, to unit holders of record on February 16, 2016. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/.

This distribution reflects primarily the oil production for November 2015 and the gas production for October 2015. Preliminary production volumes are approximately 35,643 barrels of oil and 495,635 Mcf of gas. Preliminary prices are approximately $38.17 per barrel of oil and $2.35 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	35,643	495,635	$38.17	$2.35
Prior Month	69,889	703,025	$44.27	$2.67

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of January, approximately $272,000 of revenue received will be posted in the following month of February in addition to normal receipts during February. Since the close of business in January and prior to this press release, approximately $494,000 revenue has been received.

The 2015 tax information packets are expected to begin mailing directly to unitholders in early March 2016. A copy of Sabine’s 2015 tax information booklet will be posted on Sabine’s website by March 1, 2016. In addition to the tax booklet the Sabine website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. The calculators are currently expected to be updated with the 2015 tax information by February 15, 2016.

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Contact:	Ron Hooper
SVP, Royalty Trust Services
Southwest Bank
Toll Free (855) 588-7839